Exhibit 23 (a)





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Seneca Foods Corporation on Form S-8 of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 15) dated May 21, 2003 (September 3, 2003 as to
Note 10 and Note 15), relating to the consolidated financial statements of Seneca Foods Corporation incorporated by reference in the Annual Report on Form 10-K/A of Seneca Foods Corporation for the year ended March 31, 2003, and of our report dated May 21, 2003 (September 3, 2003 as to Note 10 and Note 15), relating to the consolidated financial statement schedule, appearing in the Annual Report on Form 10-K/A of Seneca Foods Corporation for the year ended March 31, 2003.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Rochester, New York
March 31, 2004